Exhibit 10.47

COLLABORATION and option AGREEMENT

This Collaboration and Option Agreement (“Agreement”) is made effective as of November 1, 2023 (the “Effective Date”) by and between Hub Cyber Security Ltd., an Israeli company (“Hub”) and BlackSwan Technologies, Inc., a Delaware corporation (“Company”, and together with Hub, each individually referred to as a “Party” and collectively as the “Parties”).

RECITALS

WHEREAS, the Parties have certain experience in the development and deployment of cybersecurity solutions;

WHEREAS, Company has entered into agreements with Deutsche Bank and ING Bank and Company seeks Hub’s expertise in order to fulfill its obligations thereunder;

WHEREAS, prior to the execution of this Agreement, the Parties have been participating in collaboration activities to integrate the Hub technology and know-how and the Company technology and know-how and to engage in certain joint development activities in accordance with the terms and conditions set forth herein; and

WHEREAS, the Parties seek to formalize in a written agreement the terms of their ongoing collaboration and an option for Hub to acquire Company as described herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

Article I
Definitions

Section 1.01 Definitions. For the purposes of this Agreement, capitalized terms used but not defined elsewhere shall have the following meanings.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Background IP” means any Intellectual Property owned or licensed by a Party or its Affiliates, created or developed prior to the Effective Date or after that date but without access to any of the information or materials provided or made available under this Agreement, including any Intellectual Property included in the Intellectual Property Collateral, as such term is defined in the separate Intellectual Property Security Agreement signed between the Parties on December 4, 2023 (the “IP Security Agreement”).

“Business Day” means a day other than a Friday, Saturday, Sunday or other day on which commercial banks in New York, New York or in Tel Aviv, Israel are authorized or required by law to close.

“Company Acquisition Proposal” means any bona fide indication of interest, proposal or offer made by any Person (other than by Hub) related to, for or that would result in (a) a merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving Company, (b) the direct or indirect acquisition by any Person of (i) more than ten percent (10%) of the assets of Company and its subsidiaries, on a consolidated basis, or (ii) assets of Company and its subsidiaries to which more than ten percent (10%) of the revenues or earnings of Company and its subsidiaries, on a consolidated basis, are attributable for the most recent fiscal year for which the audited financial statements are then available, or (c) the direct or indirect acquisition by any Person of, or a tender offer or exchange offer that if consummated would result in such Person beneficially owning ten percent (10%) or of the outstanding share capital or total voting power of Company or any of its subsidiaries, in each of the foregoing clauses (a), (b) and (c), whether in a single transaction or a series of related transactions.

“Deliverables” means any and all work product or other results of the Services, in any form or medium and regardless of the state of completion, that is delivered and/or developed by Company to or for Hub or its Affiliates or as set forth in the Integration Activities.

“Hub-Compliant Devices” means a Hub device integrating the Company technology in compliance with Hub Specifications.

“Intellectual Property” means any and all of the following: patents and patent applications (including design patents, divisionals, continuations, continuations-in-part, substitutions, reissues, re-examinations, extensions, restorations of any of the foregoing, and other and similar rights), industrial designs, copyrights or works of authorship (including proprietary rights with respect to software and databases, whether or not copyrightable), and all registrations, applications for registration, and renewals of any of the foregoing, mask work rights, rights with respect to trade secrets, know-how, inventions (whether or not patentable), technology, and other confidential or proprietary information, trademark rights, trade dress rights, and similar rights with respect to indicia of source or origin, rights with respect to data and any other intellectual, proprietary or industrial property rights, whether arising under the laws of the United States or any other jurisdiction.

“Marks” means all names, branding, marks, logos, artwork, designs, trade dress, and similar materials used to identify a Party, its Affiliates, or its or their products and services.

“Materials” means any Confidential Information, Intellectual Property, Marks or other materials of any Party or third party, as applicable, in any form or medium (tangible, intangible, oral, written, electronic, observational or other) in which such materials may be communicated or subsist, made available to any other Party (directly or through a Party’s Affiliates, or contractors, or licensors, provided the receiving Party is notified at the time of disclosure by such contractors or licensors that such Materials are the disclosing Party’s Materials) under this Agreement.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity.

“Services” means the design, development, and all other services, tasks, and responsibilities to be performed by Company under this Agreement, including all services, tasks, and responsibilities inherent in or required for the proper performance, completion, and delivery of the services, tasks, responsibilities, and Deliverables.

“Specifications” means the specifications and requirements with respect to a Deliverable as determined by Hub.

“Subcontractors” means any approved subcontractor approved by Hub.

Article II
Collaboration

Section 2.01 Integration Activities. Concurrently with the execution of this Agreement, Company agrees to promptly:

(a) deliver to Hub documentation for the Company Background IP not previously delivered by Company to Hub; and

(b) conduct the integration activities as directed by Hub to integrate the Company technology with the Hub technology, in order to develop Hub-Compliant Devices on the terms set forth herein (the “Integration Activities”).

Section 2.02 Deliverables. Company shall deliver to Hub (i) all Deliverables, together with related source code, documentation, test results, and related Materials in accordance with the applicable schedule and otherwise as set forth in this Agreement; and (ii) any tangible embodiments of the Background IP in a form and manner reasonably requested by Hub. Deliverables shall meet applicable requirements and criteria specified by Hub in all material respects. Company shall test each Deliverable for such conformance prior to delivery and shall provide all such test results to Hub upon request.

Section 2.03 Evaluation, Testing, Acceptance and Correction. Evaluation, testing, acceptance, and correction criteria and procedures applicable to Company may be set forth in the applicable requirements and Specifications that are specified by Hub to Company. If a Deliverable fails to meet the requirements or criteria specified in such documents or is not delivered in accordance therewith, Company shall use best efforts to re-perform its obligations as necessary to deliver such Deliverable that meets the applicable requirements and/or criteria.

Section 2.04 Advisory Services. Hub shall make certain of its personnel available during Hub standard work hours to respond to inquiries for advice from Company in its performance of Deutsche Bank and ING Bank.

Article III
Intellectual Property

Section 3.01 Background IP. As between Company and Hub, each Party shall be the sole and exclusive owner of all right, title and interest in and to its own Background IP. All rights not expressly granted by a Party herein are reserved by such Party.

Section 3.02 Fundamental Representation. Company represents that it is the sole and exclusive owner of Company’s Background IP. Company represents that its Background IP does not infringe upon and shall not infringe any third party’s Intellectual Property rights.

Section 3.03 Ownership of Deliverables and Intellectual Property Hub shall be the sole and exclusive owner of all right, title and interest in and to the Deliverables, including all Intellectual Property rights therein, and all other Intellectual Property made, invented, developed, created, conceived, or reduced to practice as a result of work conducted pursuant to any collaboration between the Parties under this Agreement (such Intellectual Property, the “Hub IP”). To the extent that Hub is not the owner of any Hub IP automatically on creation thereof, Company hereby (and shall procure that its Affiliates and Subcontractors) transfers and assigns to Hub, without additional consideration, all of its right, title, and interest in and to such Hub IP.

Section 3.04 License to Hub. Company hereby grants Hub a fully paid-up, worldwide, royalty-free, non-exclusive, non-terminable, perpetual, irrevocable, sublicensable (including through multiple tiers) and transferable license under all of Company’s Background IP and any other Intellectual Property owned or controlled by Company at any time during the Term, including the Company Developed IP, whether or not such Intellectual Property is integrated in a Hub-Compliant Device, to use, reproduce, distribute, publicly perform, publicly display, prepare derivative works based on, make, have made, provide, develop, have developed, offer to sell, sell, import, have imported, export, have exported, distribute, otherwise dispose of or otherwise commercially exploit any Hub products or services which may require the use or the exploitation of such Background IP, whereby if but for the license provided herein Hub may be liable for infringement of such Background IP.

Article IV

OPTION to Purchase

Section 4.01 Purchase Option. As a material inducement for Hub’s entry into this Agreement, Hub shall have the exclusive right (the “Purchase Option”), at any time between the Effective Date and August 22, 2025 (the “Option Period”), to elect to acquire all of the outstanding share capital of Company or assets of Company to be selected by Hub, in each case, free and clear of any liens (such acquisition, the “Acquisition”). The consideration payable by Hub at the closing of the Acquisition (the “Acquisition Closing”), if consummated, shall consist of Hub Ordinary Shares, no par value, representing up to thirty percent (30%) of Hub’s outstanding share capital immediately following the Acquisition Closing on a fully-diluted basis, subject to adjustment and further terms and conditions to be set forth in a Definitive Agreement (as defined below).

Section 4.02 Exercise Procedures. The Purchase Option may be exercised by Hub in its sole and absolute discretion by delivery of a written notice to Company (the “Exercise Notice”) at any time during the Option Period. The full terms, covenants and conditions of the Acquisition shall be documented in a definitive agreement (a “Definitive Agreement”), including a voting agreement to be executed by Shefa Capital (“Shefa”) in support of the Definitive Agreement and the Acquisition, to be mutually agreed upon and approved by the Parties as soon as practicable following Hub’s delivery of the Exercise Notice. The Company represents and warrants that other than the approval of entities affiliated with Shefa, no approval from any other securityholder of the Company is required to enter into the Definitive Agreement and effectuate the Acquisition. For the avoidance of doubt, neither the execution of this Agreement nor the exercise of the Purchase Option by Hub shall impose any obligation on Hub to enter into any Definitive Agreement.

Section 4.03 Covenant to Perform. From the Effective Date until the earlier of (i) the lapse of the Option Period, (ii) the date of the Acquisition Closing and (iii) the termination of this Agreement pursuant to Section 5.03 (so long as Company is not also in breach of this Agreement at such time of termination) due to a breach by Hub, (a) Company shall use its best efforts to enable the Acquisition Closing to occur, (b) Company shall, and shall cause its Affiliates and representatives to, immediately cease all discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (c) Company shall cooperate with and assist Hub in its due diligence of the Company in connection with the Acquisition, including, without limitation, providing information and making available documents and senior corporate officers, (d) Company shall not, and shall cause its Affiliates and representatives not to, directly or indirectly, (1) initiate, seek, solicit, facilitate or encourage (including by way of furnishing any information) the making or submission of a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any information to, or afford access to the business, properties, assets, books, records or personnel of Company or any of its Affiliates to, any Person (other than Hub or any of its representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions) or (3) grant any waiver or release under any standstill or similar agreement, (e) Company shall not provide any third party and shall, immediately following the execution of this Agreement, terminate access of any Person who has access to any data room (virtual or actual), other than Hub or any of its representatives and (f) within one (1) day of the date of this Agreement, Company shall demand the return or destruction of all confidential, non-public information and materials that have been provided to Persons that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with Company or any of its subsidiaries.

Article V

Term and Termination

Section 5.01 Term. This Agreement shall be effective from the Effective Date and terminate automatically at the earlier of (i) the date of the Acquisition Closing, and (ii) until terminated in accordance with Section 5.03 or Section 5.04 (the “Term”).

Section 5.02 Termination by Hub. Hub may terminate this Agreement in its entirety immediately upon notice to Company if Company: (i) is dissolved or liquidated or takes any corporate action for such purpose; (ii) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due; (iii) files or has filed against it a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency law; (iv) makes or seeks to make a general assignment for the benefit of creditors; (v) applies for or has a receiver, trustee, custodian, or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business; (vi) suspends or ceases, or in Hub’s reasonable opinion is likely to suspend or cease, carrying on all or a substantial part of its business relating to the services applicable hereunder; (vii) assigns or attempts to assign this Agreement to any third-party without Hub’s prior written consent; (viii) undergoes a change of control whereby the ownership of more than 25% of Company’s outstanding debt or equity is transferred or otherwise under the control of a third-party; or (ix) fails to integrate the Company technology with the Hub technology pursuant to this Agreement in a manner reasonably acceptable to Hub.

Section 5.03 Mutual Termination. Either Party may terminate this Agreement in its entirety for a material breach by the other Party, so long as notice and time to cure of forty-five (45) Business Days are provided and have lapsed; provided, however, that in the event of a breach by Company of the representations and warranties in Section 3.02, Hub may terminate this Agreement in its entirety with immediate effect.

Section 5.04 Effect of Termination of Agreement. Notwithstanding anything contained herein, on termination or expiry of this Agreement for any reason (except automatic termination in accordance with Section 5.01(i)):

(a) the licenses granted under Section 3.04 shall survive such termination;

(b) Company shall immediately cease use of and access to Hub’s Materials and immediately return or, if so requested by Hub, destroy all Materials that Company possesses or controls belonging to Hub;

(c) Company shall deliver to Hub all Deliverables (including related documentation) and all work-in-progress related to any ongoing activities; and

(d) if Hub elects to terminate pursuant to Section 5.02, Company shall cooperate with Hub to develop and implement a transition plan and provide to Hub any reasonable termination assistance services requested to facilitate the orderly transfer of the Services and all Deliverables and work-in-progress to Hub or its designees.

Article VI
Confidentiality

Section 6.01 Confidential Information. Both Parties shall maintain as confidential and shall not disclose to any third party or copy or use in any manner other than for the performance of its rights or obligations under this Agreement (a) any and all information or materials disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that is not generally available to the public and that is designated as confidential by the Disclosing Party and/or its Affiliates or that would reasonably be understood by the Receiving Party to be proprietary or confidential to the Disclosing Party, in any form or medium (tangible, intangible, oral, written, electronic, observational or other) (“Confidential Information”). Each Party agrees to protect the other Party’s Confidential Information with the same degree of care it exercises to protect its own Confidential Information (but in no event less than a reasonable standard of care) and to prevent the unauthorized use, disclosure or publication thereof. The Receiving Party may disclose Confidential Information of the Disclosing Party only to its own employees or designated representative having a need to know for purposes of the Receiving Party’s performance under this Agreement; provided that the individuals receiving the Confidential Information shall be bound by the terms of this provision. Upon any expiration or termination of this Agreement or upon either Parties request, the other Party shall return or destroy all Confidential Information and any copies thereof. The restrictions in this Article VI shall survive termination or expiry of this Agreement.

Section 6.02 Exceptions. The restrictions on use and disclosure in Section 6.01 shall not apply to information that the Disclosing Party can demonstrate (a) is or becomes generally available to the public without the Disclosing Party’s breach of this Agreement, (b) was known to the Disclosing Party at the time of its receipt from the Receiving Party without an obligation of confidentiality with respect to such information owed to the Receiving Party, (c) was rightfully disclosed to the Disclosing Party by a third party without an obligation of confidentiality with respect to such information owed to the Receiving Party, or (d) was independently developed by the Disclosing Party without use of or reference to Confidential Information. The Disclosing Party may disclose Confidential Information to the extent required to comply with binding orders of governmental entities that have jurisdiction over it; provided, that the Disclosing Party (x) gives the Receiving Party reasonable notice (to the extent permitted by law) to allow the Receiving Party to seek a protective order or other appropriate remedy and provides reasonable assistance in connection therewith, (y) discloses only such information as is required by the governmental entity, and (z) uses its best efforts to obtain confidential treatment for any Confidential Information so disclosed.

Article VII

Article VIII

Representations, Warranties and Covenants

Section 8.01 General. Each Party represents and warrants that it has the corporate power and authority to enter into this Agreement and to perform its obligations set forth in this Agreement.

Section 8.02 Representations and Warranties. Company represents, warrants and covenants that:

(a) it or its Affiliates owns or has an appropriate license to all Intellectual Property provided to provide the Services and Deliverables, including any Intellectual Property owned or controlled by a third party;

(b) all of its employees and Subcontractors have properly assigned any right it may have or may have had at any time in or to the Deliverables and any Intellectual Property rights contained therein; and

(c) it shall comply with applicable laws and regulations, as well as all applicable Hub policies provided to Company.

Section 8.03 Performance. Company shall, in relation to the obligations allocated to it in accordance with this Agreement: (a) perform such obligations, including by providing the Services and Deliverables in accordance with timeframes or milestones (if any); (b) assign employees with suitable qualifications as required to perform any Services to high professional standards; (c) use reasonable care and skill and comply with good industry practice in performing such obligations; (d) comply with all laws applicable to it; (e) obtain and maintain consents, licenses and permissions (statutory, regulatory, contractual or otherwise) that are necessary to enable it to comply with such obligations; and (f) ensure that the inputs it provides conform with descriptions and Specifications (if any).

Section 8.04 Notification of Security Breach. Company shall notify Hub immediately following the discovery of any incident that involves or reasonably may involve the unauthorized access, use, disclosure, or loss of any of Hub’s Materials or any other suspected breach or compromise of the security, confidentiality or integrity of Hub’s Materials and shall not communicate with any third party, including but not limited to the media, vendors, consumers and affected individuals regarding any such security incident without the express written consent and direction of Hub.

Section 8.05 Site and System Access. If Company (or any employee, contractor, agent, or authorized Subcontractor acting on such Party’s behalf in connection with this Agreement) (an “Accessing Party”) is granted access to any (a) facility or location of Hub (each a “Site”) or (b) Hub’s systems, networks, databases, computers, telecommunications or other information systems owned, controlled or operated by or on the other Party’s behalf (collectively, “Systems”), then such access is subject to the Accessing Party’s and that employee’s, contractor’s, agent’s or authorized Subcontractor’s compliance with all then-current policies of Hub. Any access to any Sites or Systems is strictly for the purpose of the Accessing Party’s performance of the Services during the Term.

Section 8.06 Records. Company shall regularly test and monitor security procedures and systems required in the performance of this Agreement and shall make such reviews available to Hub upon reasonable request. Company shall maintain (and shall cause its Subcontractors who are directly involved in performing Deliverables and/or who have access to Hub’s Materials) to maintain, industry standard written records for its business for at least three years after the period to which the records relate.

Section 8.07 Security of Covenant to Perform. Company hereby grants to Hub, for Hub’s exclusive benefit, a first ranking fixed charge and pledge in all of Company’s right, title and interest to the Company Background IP (the “Pledge”) as a partial security for the monetary damage that may be caused to Hub and its business in the event of a breach by Company of its obligations under Section 4.03, as detailed in the IP Security Agreement. Upon any breach of Company’s obligations under Section 4.03, or in any other circumstances permitted under the IP Security Agreement, Hub shall have the right to realize the Pledge and take full possession and ownership of the Company Background IP. The Pledge shall automatically terminate on the earlier of (i) the lapse of the Option Period, (ii) the date of the Acquisition Closing and (iii) the termination of this Agreement pursuant to Section 5.03 (so long as Company is not also in breach of this Agreement at such time of termination) due to a breach by Hub. Company further covenants to execute any document or do any act or thing which in the reasonable determination of Hub is necessary to create, perfect, register or give effect to the Pledge and the realization thereof in accordance with the terms hereof.

Article IX
Limitation of Liability and Indemnification

Section 9.01 Limitations on Liability. EXCEPT FOR (I) COMPANY’S INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS; (II) COMPANY’S BREACH OF Article VI (CONFIDENTIALITY); OR (III) CLAIMS UNDER THE INDEMNIFICATION OBLIGATIONS IN Section 9.02;  NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES, REGARDLESS OF THE FORM OF ACTION WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.02 Indemnification by Company. Company shall indemnify, defend and hold Hub and its Affiliates (including their respective directors, officers, employees, and agents) harmless from any and all awards, damages, losses, liabilities, obligations and costs (including attorney’s fees) arising from any claim or action by a third party against Hub, its Affiliates, or their respective employees, officers, directors, contractors, agents, and customers that is based on (a) Company’s breach of any covenant, obligation, representation or warranty under this Agreement; (b) any infringement or misappropriation of any Intellectual Property of any third party by Company’s (or its agents’) contributions to the Hub-Compliant Devices or of any Services or Deliverables provided by Company under this Agreement, or their use as contemplated under this Agreement (including the manufacture and supply of the Hub-Compliant Devices for mass production); (c) product liability attributable to Company; (d) any claim asserted by Company’s employees or Subcontractors (or former Company employees or Subcontractors in connection with work performed while employed or engaged by Company); or (e) gross negligence or willful misconduct.

Section 9.03 Claim Assistance; Procedure. Hub shall timely provide such assistance and information as may reasonably be requested by Company in connection with its defense against any claim or action by a third party against it, its Affiliates, or their respective employees, officers, directors, contractors, agents, and customers that is based on any claim for which Hub is entitled to indemnification under Section 9.02 (an “Indemnified Claim”). Hub shall (a) promptly notify Company in writing of any allegations that preceded the legal proceeding or claim, and (b) tender sole control of the indemnified portion of the legal proceeding or claim to Company; provided, that the failure by Hub to perform such actions set out in clauses (a) and (b) of this sentence shall not relieve Company from any liability hereunder unless such failure materially prejudices Company. Company shall not enter into any settlement of any such claim or legal proceeding without the written consent of Hub, not to be unreasonably withheld or delayed. If Company assumes the defense without Hub’s participation in accordance with the preceding sentence, then Company shall be solely responsible for any costs and expenses of its separate attorneys’ fees and expenses, court costs and other litigation expenses.

Article X
Miscellaneous

Section 10.01 Negotiation and Escalation. Without prejudice to Section 10.02, in the event of a dispute under this Agreement that the project managers are unable to resolve after good faith discussions, the Parties shall, upon request by either Party, escalate the dispute by requesting that senior management-level representatives of the Parties meet to discuss and attempt to resolve the dispute in good faith for a period of no less than thirty (30) days. If, after thirty (30) days, the Parties remain unable to dissolve such dispute, Section 10.02 below shall apply.

Section 10.02 Governing Law and Jurisdiction. This Agreement shall be governed and construed under the laws of the State of Israel without regard to conflicts of law provisions. Except as otherwise set forth in Section 10.06, the Parties hereby submit to the sole and exclusive jurisdiction of, and waive any venue objections against, the courts of Tel Aviv, Israel with respect to all disputes arising under or relating to this Agreement.

Section 10.03 Intellectual Property Under Bankruptcy. Each Party agrees, on behalf of itself and its Affiliates, that all rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, licenses for rights to “intellectual property” for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”), or any similar provision under applicable law of any other jurisdiction. The Parties agree that the licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under applicable law. The Parties further agree that, in the event of the commencement of bankruptcy proceedings by or against a Party under applicable law, the licensee shall be entitled to retain all of its Intellectual Property Rights under this Agreement. In addition, the Parties understand and agree that this Agreement shall be construed as “supplementary” agreements pursuant to Section 365(n) of the Bankruptcy Code or any similar provisions of applicable laws under any other jurisdiction. Neither Party nor any of its Affiliates may (and each Party, on behalf of itself and its Affiliates, hereby irrevocably waives any right to) object to or challenge any assertion of and reliance on the matters described in the preceding sentence by the other Party.

Section 10.04 Language; Interpretation; Currency. This Agreement is executed in English only. Any translation of this Agreement into another language shall be for reference only and without legal effect. The Parties have fully negotiated this Agreement, and it shall be interpreted according to the plain meaning of its terms without a presumption that it should be construed for or against either Party. Unless otherwise expressly stated, “including” and “e.g.” are not exclusive or limiting; “Section” refers to sections of this Agreement; “days” refers to consecutive calendar days including Saturdays, Sundays and holidays; and “Exhibit” refers to the Exhibits to this Agreement. Section headings are for ease of reference only and are not to be used to interpret the meaning of any provision. Any consent required from Hub under this Agreement may be granted or withheld by Hub in its sole and absolute discretion.

Section 10.05 Notices. Any notice hereunder shall be in writing to the contacts set forth below and shall be deemed given: (i) upon receipt if by personal delivery; (ii) upon receipt if sent by certified or registered U.S. Mail (return receipt requested); or (iii) one (1) day after it is sent if by next day delivery by a major commercial delivery service or by electronic mail.

Hub:

HUB Cyber Security Ltd.

2 Kaplan St.

Tel Aviv 6473403, Israel

Tel: +972-3-924-4074

Email: Osher Partok Rheinisch, Chief Legal Officer

Attention: osher.p.rheinisch@hubsecurity.io

With a copy (which shall not constitute notice) to:

Goldfarb, Gross, Seligman & Co.

One Azrieli Center, Round Building

Tel-Aviv 67021, Israel

Attention: Adam M. Klein; Daniel P. Kahn

Email: adam.klein@goldfarb.com; daniel.kahn@goldfarb.com

Company:

BlackSwan Technologies, Inc.

150 Menachem Begin Rd.

Tel-Aviv 6492128, Israel

Attention: Ranan Grobman

Email: ranan@shefacap.com

Section 10.06 Equitable Relief. Company acknowledges that any unauthorized disclosure or use of Hub’s Materials will cause irreparable harm and significant injury to the other Party, the full extent of which will be difficult to ascertain, for which damages are an inadequate remedy and for which there will be no other adequate remedy at law. Each Party further acknowledges that the restrictions and other obligations under this Agreement are reasonable and necessary to protect Hub’s interests and rights in its Materials, the Hub technology and the Hub-Compliant Devices. Accordingly, Company agrees that Hub, in addition to any other available remedies, shall have the right to an immediate injunction and other equitable relief to enforce such restrictions and other obligations, and to enjoin any breach or threatened breach of this Agreement, without the necessity of posting any bond or other security. Hub may apply to any court of competent jurisdiction for such an injunction or other equitable relief at any time.

Section 10.07 Severability; Modification; Waiver. If any provision of this Agreement is not enforceable, then it shall be deemed modified as necessary to make it enforceable. If the provision cannot be made enforceable, it shall be deemed severed, and the rest of this Agreement shall remain in full force and effect. This Agreement may be modified only by an agreement written in English and signed in a non-electronic form by the authorized representatives of Company and Hub. No waiver of a right under this Agreement shall be effective unless written in English and signed in a nonelectronic form by the duly authorized representative of the waiving Party.

Section 10.08 Assignment. Company may not assign, including by change of control, this Agreement without the prior written consent of Hub and any attempt to do so shall be null and void. Hub may freely assign this Agreement to any affiliate or any third party in connection with the sale or transfer of any assets to which this Agreement relates without the prior written consent of Company.

Section 10.09 Modification; Waiver. This Agreement may be modified only by an agreement written in English and signed in a non-electronic form by the authorized representatives of Company and Hub. No waiver of a right under this Agreement shall be effective unless written in English and signed in a nonelectronic form by the duly authorized representative of the waiving Party.

Section 10.10 Independent Contractors. The Parties are independent contractors. This Agreement shall not create an employment relationship, partnership, joint venture, or other relationship between the Parties. Neither Party has authority to assume or create obligations on behalf of the other Party.

Section 10.11 Force Majeure. Neither Party shall be in breach of this Agreement nor liable for delay in performing, or failure to perform, any of its obligations under this Agreement if such delay or failure result from events, circumstances or causes beyond its reasonable control. In such circumstances the affected Party shall be entitled to a reasonable extension of the time for performing such obligations. If the period of delay or non-performance continues for 8 weeks, the Party not affected may terminate this Agreement by giving 30 days’ written notice to the affected Party.

Section 10.12 Export Control. Each Party acknowledges that the Deliverables and Materials are subject to export controls under U.S. and other applicable government laws and regulations. Each Party shall comply with all applicable export laws and regulations of all jurisdictions with respect to the Deliverables and Materials or their export, re-export, import, transfer, distribution, use and servicing, and any other similar laws and regulations of any jurisdiction, and obtain, at its own expense, any required permits or export clearances, copies of which such Party shall provide to the other Party upon request. Each Party shall certify that it shall not, directly or indirectly, export, re-export, or transport Deliverables and the Materials, or any parts or copies thereof, in such manner as to violate such laws and regulations in effect from time to time. Each Party shall not transfer the Deliverables or the Materials to any entity listed on a denial order published by any governmental entity, or a country subject to sanctions, without first obtaining a license or authorization. Each Party shall not use or transfer Deliverables or the Materials for purposes prohibited by any governmental entity, including, without limitation, the development, design, manufacture, or production of nuclear, missile, chemical or biological weapons, unless authorized by a specific license or authorization.

Section 10.13 Survival. Article I (Definitions), Section 3.01 (Background IP), Section 3.03 (Ownership of Deliverables and Intellectual Property), Section 3.04 (License to Hub), Section 5.4 (Effect of Termination of Agreement), Article VI (Confidentiality), Article VII (Representations, Warranties and Covenants); Article IX (Limitation of Liability and Indemnification), and Article X (Miscellaneous) shall survive any expiration or termination of this Agreement.

Section 10.14 Entire Agreement and Counterparts. This Agreement, including any Annexes, Appendices, and Exhibits, constitutes the entire agreement between the Parties with respect to the subject matter of this Agreement (superseding any prior or contemporaneous representations, conditions, understandings and other agreements) and may be executed in identical counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the Effective Date.

Hub Cyber Security Ltd.

By:	/s/ Noah Hershkoviz		/s/ Osher Partok Rheinisch
	Name:	Noah Hershkoviz	Osher Partok Rheinisch
	Title:	CEO	CLO

BlackSwan Technologies, Inc.

By:	/s/ Ranan Grobman
	Name:	Ranan Grobman
	Title:	Director